Exhibit 99.B(g)(2)

AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT to the custodian agreement is made as of June 29, 2026 (the “Amendment”) between SEI Exchange Traded Funds, (acting on behalf of each of its separate series listed in Schedule A attached hereto (the “Portfolios” and collectively, the “Fund”)) an open-end management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the 1940 Act) and Brown Brothers Harriman & Co., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or when referring to BBH&Co. in its capacity as custodian, the “Custodian”, and when referring to BBH&Co. in its capacity as transfer agent, the “TA”). SEI Investments Management Corporation (the “Adviser”), a Delaware corporation, the investment adviser to the Trust, is a party hereto with respect to Section 15 only.

WHEREAS, the Fund and the Custodian have entered into an Agreement dated as of March 24, 2022, as amended and supplemented from time to time (the “Agreement”);

WHEREAS, in accordance with section 13.2 of the Agreement, the Fund and the Custodian wish to amend the Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and the Custodian hereby agree, as follows:

1.	Amendments to the Agreement

a.	Schedule A attached hereto shall be inserted following the signature page to the Agreement and shall form a part of the Agreement.

b.	Except as specifically amended hereby, all other provisions in the Agreement shall remain the same.

A.	Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to the Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.		SEI EXCHANGE TRADED FUNDS,

By:	/s/ Christian Bolanos	By:	/s/ Stephen MacRae
Name: Christian Bolanos		Name: Stephen MacRae
Title: Managing Director		Title: V.P.

SEI INVESTMENTS MANAGEMENT CORPORATION
(with respect to Section 15 only)

By:	/s/ Robert Hum
Name: Robert Hum
Title: Senior Managing Director

SCHEDULE A

TO

CUSTODIAN and TRANSFER AGENT AGREEMENT

between SEI EXCHANGE TRADED FUNDS

and BROWN BROTHERS HARRIMAN & CO.

dated March 24, 2022

(Updated June 29, 2026)

SEI QiM U.S. Large Cap Quality Active ETF

SEI QiM U.S. Large Cap Momentum Active ETF

SEI QiM U.S. Large Cap Value Active ETF

SEI QiM U.S. Large Cap Low Volatility Active ETF

SEI Select Small Cap ETF

SEI Select International Equity ETF

SEI Select Emerging Markets Equity ETF

SEI DBi Multi-Strategy Alternative ETF

SEI QiM U.S. Equity Factor Allocation Active ETF

SEI Ang Research Enhanced U.S. Large Cap ETF